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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    FORM 15
            Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and
                 15(d) of the Securities Exchange Act of 1934.
                                                   Commission File No. 000-32649
                               BCOM3 GROUP, INC.
             (Exact name of registrant as specified in its charter)
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                              35 West Wacker Drive
                               Chicago, IL 60601
                                 (312) 220-1000
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                     Common Stock, $.01 par value per share
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            (Title of each class of securities covered by this Form)

                                      None
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  (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)
Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:
              Rule 12g-4(a)(1)(i)  |X|   Rule 12h-3(b)(1)(i)      |X|
              Rule 12g-4(a)(1)(ii) |_|   Rule 12h-3(b)(1)(ii)     |_|
              Rule 12g-4(a)(2)(i)  |_|   Rule 12h-3(b)(2)(i)      |_|
              Rule 12g-4(a)(2)(ii) |_|   Rule 15d-6               |_|
              Rule 12h-3(b)(2)(ii) |_|
Approximate number of holders of record as of the certification or notice date:
0
Pursuant to the requirements of the Securities Exchange Act of 1934, Philadelphia Merger Corp., successor to Bcom3 Group, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.
Date:  September 24, 2002                Philadelphia Merger Corp.




                                             By:/s/ Jean-Paul Morin
                                                ----------------------
                                               Jean-Paul Morin
                                               Treasurer and Secretary